Exhibit 10.1

FACTORING, SECURITY AND SERVICE AGREEMENT

THIS FACTORING, SECURITY AND SERVICE AGREEMENT (“Agreement”) is made on December 21, 2010, by and between TCI Business Capital, Inc., a Minnesota corporation, with a principal place of business at 12270 Nicollet Avenue South, Burnsville, MN 55337 ("TCI") and WINLAND ELECTRONICS, INC. , a Minnesota Corporation, with a principal place of business at 1950 Excel Drive, Mankato, MN 56001 ("Client"). TCI and Client are collectively referred to herein as “Parties”, in plural usage, or “Party”, in singular usage, as required by context.
1. Purchase of Accounts. Client will offer to sell to TCI, and TCI may purchase from Client, such open accounts receivable ("Accounts") arising in the ordinary course of business of Client, as are acceptable to TCI. Client is obligated for repayment of all Accounts purchased by TCI or assigned to TCI. TCI, in its sole discretion, will determine what Accounts are acceptable. TCI will advance to Client at the time of the purchase of Accounts the percentage of the face amounts of the Accounts specified on the attached rate sheets; and the remainder ("Reserves"), less any charges, discounts, factoring fees, deductions or payments, as specified on the attached rate sheets or in this Agreement, will be paid to Client within a reasonable time after receipt of payment in full by TCI of all such Accounts by the parties indebted thereon ("Debtor(s)"). No such payments need be made by TCI in respect of any Accounts purchased or assigned  hereunder, if Client is in default in the performance of any provisions of this Agreement. Client agrees to deliver a "Request to Factor" of Accounts, in a form approved by TCI, and it is agreed that the delivery of any such form shall vest in TCI all the Client's right, title and interest in said Accounts, together with any undercharges, collateral, or guarantees thereon.
2. Charges. TCI shall deduct from collections and Reserves, the amounts and charges shown on the attached rate sheets. In the computation of interest, TCI may allow three (3) banking days for the collection of uncollected funds. In addition, Client shall pay the cost of filing any public record required at TCI's discretion. Client shall pay all out-of-pocket expenses incurred by TCI in connection with any transaction related to or incurred on behalf of or in connection with Client including but not limited to attorney's fees and allocated internal costs, together with all special service charges contained on the attached rate sheets. TCI shall deduct an interest payment on advances against inventory from collections and reserves on the daily balance of the net funds employed by TCI, net of all payments received from Debtors, Client or on Client's behalf for purchased accounts receivable. Net shall be defined as the process that takes place the day TCI identifies payments with their corresponding account. Interest payments shall be calculated daily (on the basis of actual days elapsed in a 360-day year) at a rate per annum equal to Twelve percent (12.0%) above the prime rate of interest publicly announced by Bank of America of Chicago ("Interest Rate"). The Interest Rate shall also be charged to Client on all other indebtedness due by Client to TCI under this Agreement, except those specifying a different rate, from the date incurred through the date paid. In the computation of interest, TCI may allow five (5) banking days for the collection of uncollected funds on the Prime rate accounts.
3. Representations. The Client represents, warrants and agrees that as of the date of delivery of each of such Accounts: (a) Client's principal place of business, its books and records relating to the Accounts and the Accounts are located at the address set forth below; (b) Client owns the Accounts free and clear of the rights of any purchaser and liens, security interests, and encumbrances and will not assign or grant a security interest in or encumber the Accounts; (c) Client has made proper entries upon its books, disclosing the absolute sale of Accounts to TCI; (d) each of the Debtors named in the Accounts have legal capacity to contract and are indebted to Client in the amounts indicated by Client on any forms documenting the Accounts which TCI may reasonably require from Client; (e) every Account is a certain undisputed claim for products and/or services provided by Client, is not subject to any set off or counterclaim and will not be contingent upon the fulfillment of any condition whatsoever, and TCI may verify all such Accounts or any portion thereof; (f) each Debtor named in each Account is solvent, and each Account will be paid in full on or before the date due, and if not so paid Client will, upon demand, promptly pay any amount represented to be owing thereon to TCI; and (g) Client does not own, control, or exercise dominion over, in any way whatsoever, the business of any of the Debtors.
4. Covenants, Rights and Responsibilities. (a) If any Debtor objects to the quality of products or services provided by Client, then the Client will forthwith pay to TCI the amount represented to be owing on such Account; (b) if any Account has not been paid in full to TCI for any reason whatsoever within 75 days on Non-ADI USA accounts and 95 days on ADI USA accounts from the date of initial purchase of the Account by TCI, then TCI may require Client to repurchase the Account from TCI for the principal face amount of the Account. If Client fails to repurchase any Account within one (1) business day after demand by TCI, then such failure shall constitute a default under this Agreement; (c) if any allowance or credit on any Account is given by the Client, then Client shall pay the amount thereof immediately to TCI; (d) Client, upon demand, will open all mail only in the presence of a representative of TCI who may take therefrom any remittances; (e) TCI may endorse the name of the Client upon any such remittances, if payable to Client, and may sign and endorse the name of Client on any invoice, freight bill, bill of lading, storage receipt, warehouse receipt, or any other instrument or document in respect of any Account, and may sign the name of Client on any notices TCI may give to Debtors; (f) TCI may, from time to time, enter Client's premises to inspect, check, make copies of or extracts from the books, Accounts, orders and original correspondence relating to Accounts, and Client will make available its books, records and files to TCI at any time for such purposes; (g) TCI may hold for purchase or as security any Accounts, invoices, freight bills, timesheets, property, securities, guarantees or monies of Client, which may at any time be assigned to, delivered to, or come into the possession of TCI, and may apply these or the proceeds thereof to the payment of any amounts which at any time, then or thereafter, are or may be owing to TCI by Client; (h) if TCI for any reason deems any of Client’s Accounts or Debtors as insecure or insolvent then in such event Client will immediately pay to TCI the amount represented to be owing by such Debtor on any Account; (i) Client will execute and deliver to TCI any and all instruments or documents, and do any and all things, necessary or convenient to carry into effect the provisions of this Agreement, and Client hereby authorizes TCI to file any financing statements, financing statement amendments, or any other documents necessary to perfect TCI's security interest in the Accounts and Collateral described below; (j) Client has not and will not re-date invoices, timesheets, or freight bills or reissue new invoices, timesheets, or freight bills in full or partial satisfaction of old invoices, timesheets, or freight bills; (k) Client shall pay TCI an Account audit fee at a rate of one hundred ten dollars ($110.00) per hour or five and 95/100th dollars ($5.95) per invoice at TCI’s option due to misrepresented or fraudulent invoices; (l) if Client or any Debtor is required by law to file a notice of business activities report, Client will do so on behalf of itself and the Debtor and indemnify TCI from any loss resulting from Client's or debtor's failure to do so; (m) during the term of the Agreement and any extension thereof, Client shall provide TCI with an executed copy of each quarterly withholding tax return as filed with the Internal Revenue Service together with proof of payment of the amount due thereunder; such copy and proof of payment shall be provided to TCI no less than ten (10) business days after the filing due date of such return; (n) Client shall require, as a term of its agreements with all Account Debtors on Accounts hereafter arising, that the Debtor waive and agree not to assert, as against an assignee of the Account, any defenses or counterclaims that the Debtor could assert against the Client, including the defense of failure to deliver the relevant goods or provide the relevant services; Client shall include such a provision in its printed terms and conditions of sale; ( o) if at any time TCI's ownership interest, lien or security interest becomes junior or subordinate to any other interest, security interest or lien, TCI, at its sole discretion, may reserve an amount equal to such prior interest, security interest, or lien until the indebtedness is satisfied or TCI deems itself secure; and (p) Client will comply with any additional covenants, promises, and responsibilities set forth on Exhibit A attached hereto and made a part hereof.
5. Assignment and Collection. (a) TCI may issue billing and receive payment on all accounts of Client without regard to whether such accounts have been purchased by TCI. Client hereby authorizes TCI to bill Client's Accounts and to receive payment on Client's Accounts and assigns its invoices or freight bills (collectively known as "Bills") to TCI for collection. Client hereby authorizes TCI to receive payments and negotiate and deposit checks in Client's name to TCI's bank account; (b) TCI will settle with Client and mail to Client a statement on any date a payment is received setting forth the amount received and any deductions made for, inter alia, fees, charges, security reserve or charge backs. TCI will pay Client all funds available net of amounts due TCI from Client under any provision of this Agreement; (c) Client agrees that it will not attempt to direct payments of Bills other than to TCI, and that it will promptly forward to TCI any payments of Bills that it receives.
6. Collection of Accounts. Client hereby authorizes TCI or its agent to notify Debtors and collect Accounts from Debtors whether or not a default has occurred under this Agreement. Client agrees that it will deliver to TCI at 12270 Nicollet Avenue South, Burnsville, MN 55337, upon its receipt thereof, all payments received by Client in respect to, or on account of, any Accounts sold or assigned to TCI. TCI may notify any Debtor, and Client hereby appoints TCI its attorney in fact irrevocably (which appointment is coupled with an interest) for it and in its name, and at the cost and expense of Client, to demand, collect, compromise, sue for, and institute and complete any action or proceedings whatsoever for the collection of any monies due upon any Accounts.
7. Lien and Security Interest; Assignment of Receivables. (a) To secure the payment of all of its obligations to TCI, Client hereby grants to TCI a continuing security interest in all assets including all general intangibles in which Client has an interest, now or hereafter existing or acquired, and wheresoever located, tangible or intangible, including but not limited to all present and hereafter existing or acquired tools, equipment, goods, inventory, furniture, fixtures, account lists, accounts receivables, Accounts, collateral, instruments, invoices, freight bills, security agreements, promissory notes, bills of lading, certificates of deposit, tax refunds, insurance proceeds, cash proceeds, payment intangibles, conditional sale and lease contracts, chattel paper, deeds of trust, stocks, bonds, deposit accounts, security deposits, and contract rights, and all other hypothecations, now or hereafter owned or acquired by Client, and all proceeds and collections thereof, all guarantees and other security therefore, and all rights, title and interest of Client in any repossessed or unshipped goods, together with all of Debtors’ books of accounts, records, all certificates of title, all software, advances and all proceeds, products, returns, additions, accessions and substitutions of and to pay any of the foregoing (all of which is sometimes hereinafter referred to collectively as "Collateral"). TCI shall have the right to use the name of Client in enforcing TCI's rights hereunder; (b) Client will make due and timely payment or deposit of all taxes, assessments, or contributions required by law and will execute and deliver to TCI, on demand, appropriate certificates attesting to the timely payment or deposit of all such taxes, assessments or contributions. Client will use the Collateral for lawful purposes only, and with all reasonable care and caution, and in conformity with all applicable laws, ordinances and regulations. At its own cost and expense Client will keep the Collateral in first class order, repair and condition and maintain insurance on all Collateral for the full value thereof; (c) TCI shall at all times have free access to and the right of copy and inspection of any part or all of the Collateral and any records of Client and Client shall deliver to TCI the originals or true copies of such papers and instruments relating to any or all of the Collateral as TCI may request at any time; (d) Upon request of TCI, Client shall pledge, assign and deliver the Collateral to TCI at its office in Burnsville, Minnesota, or such other places as TCI may designate, together with schedules executed by Client, listing the Collateral and fully and correctly specifying in adequate detail the aggregate unnumbered, unpaid face amount of each Account and the amount of the deferred installments thereof falling due each month. The schedule shall be of form satisfactory to TCI. Any  representations, warranties, guarantees and undertakings of the Client or guarantors shall be cumulative and not exclusive. Client agrees that TCI may from time to time verify the validity, amount and other matters relating to the Collateral by means of mail, telephone or otherwise in the name of Client or TCI; (e) Failure of Client to include any item of Collateral in any schedule, or failure to deliver physical possession of any instruments, documents or writings in respect of any Collateral shall not invalidate TCI's lien and security interest therein, except to the extent that possession may be required by applicable law for the perfection of said lien or security interest; (f) Failure of TCI to demand or require Client to include any items of Collateral in any schedule, to execute any schedule, to assign and deliver any schedule, or to deliver physical possession of any instruments, documents or writings related to the Collateral shall not relieve Client of its duty to do so; (g) In the event of default, as defined in Paragraph 9 hereof, and until such default is either cured by Client or waived by TCI in writing, TCI may, without prior notice to Client, apply all or any part of the proceeds of any advance or advances thereafter made upon any schedule or schedules to reduction of any of Client's obligations to TCI; (h) Client authorizes TCI to file all Financing Statements, Amendments, and Continuations in the proper records; and (i) Without written consent of TCI, Client shall not allow any financing statement or Notice of Assignment of Accounts other than those executed or filed as a result of purchases or advances hereunder to be on file in any public office covering any of Client's Accounts, proceeds thereof or other Collateral subject to the security interest granted to Client in this Agreement.
8. Delinquent Accounts. At any time after TCI discovers that its ability to collect on an Account has been impaired, TCI will identify said Account as "delinquent". Delinquent Accounts must be purchased back by Client within one business day of demand by TCI. If for any reason a delinquent Account is not repurchased by Client, TCI may, in its sole discretion, extend the repurchase date on the delinquent Account(s). Delinquent Accounts will carry a fee of 3.0% every 15 days on the gross face value of the Account. The fee shall accrue from the first day the Account(s) are identified as delinquent to the day credits are applied to the specific Account. No reserve will be returned on delinquent Accounts until all delinquent Accounts are paid in full. Delinquent Accounts must be repurchased by the Client from the first available funds due Client unless there is a repayment plan approved by TCI.
9. Default and Remedies. If Client defaults in the performance of any provision of this Agreement, suspends business voluntarily or involuntarily, makes an assignment for the benefit of creditors, has a receiver appointed, petitions voluntarily or involuntarily under the Bankruptcy Code or any amendment thereof, or a creditor's committee is named for Client, or in the event of occurrence of any act whatsoever amounting to a business failure by Client, or if Client fails to notify TCI of any change in senior management or key contacts or violates the requirements of Paragraph 14 relating to a transfer of its business, or does not meet Client's minimum monthly volume requirement as stated on attached Rate Sheet, TCI shall have the following rights and remedies in addition to all rights and remedies provided in this Agreement, in the

Uniform Commercial Code---Secured Transactions, or provided under any other law, such rights and remedies being cumulative and not exclusive: (a) Client will, on demand, repurchase from TCI all the outstanding and unpaid Accounts, and will pay TCI therefore the aggregate principal amount owing thereon, plus charges accrued thereon, attorney's fees, interest at the prime rate in effect at the date of default at Bank of America of Chicago, all expenses of collection, and other charges or expenses paid or incurred by TCI in respect of Accounts, Debtors, Clients, or guarantors, or in the prosecution or defense of any actions in respect of this Agreement, or Accounts purchased hereunder, less any amounts payable by TCI to Client hereunder, and upon Client’s failure to repurchase, TCI may liquidate Accounts and other Collateral by sale at public or private sale, on ten (10) days written notice by first class mail to Client, or on such notice as may be required from any right or equity of redemption of Client, and the net proceeds of such sale shall be applied against the repurchase price and TCI shall be entitled to any surplus, and Client shall pay any deficiency; (b) TCI may, at any time, enter upon any premises in which the Collateral or any part thereof may be located, and without resistance or interference by the Client, take possession of the Collateral; and dispose of all or any part of the Collateral on any premises of the Client; require the Client to assemble and make available to TCI all or any part of the Collateral at any place and time designated by TCI which is reasonable and convenient to TCI and the Client; remove all or any part of the Collateral from any premises on which any part may be located for the purpose of effecting sale or other disposition thereof; sell, resell, lease, assign and deliver, or otherwise dispose of, the Collateral or any part thereof in its existing condition or following any commercially reasonable preparation or processing, at public or private proceedings, in one or more parcels at the same or different times with or without having the Collateral at the place of sale or other disposition, for cash, upon credit or for future delivery, and in connection therewith TCI may grant options, at such place and time or times and to such persons, firms or corporations as TCI deems appropriate, and without demand for performance or any notice or advertisement whatsoever except that where applicable law requires reasonable notice of sale or other disposition, the Client hereby agrees that ten (10) days notice by first class mail, postage prepaid, to any address of the Client set forth on this Agreement, of the place and time of any public sale or of the place and time after which any private sale or other disposition may be made, shall be deemed reasonable notice of such sale or other disposition; or liquidate or dispose of the Collateral or any part thereof in any other commercially reasonable manner. Client hereby waives all equity and right of redemption. TCI may buy any part or all of the Collateral at any public sale and, if any part of or all of the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, TCI may buy at private sale, all free from any equity or right of redemption which is hereby waived and released by the Client, and TCI may make payment therefor by credit bidding all or part of the total amount Client owes TCI hereunder; (c) TCI may apply the cash proceeds actually received from any sale or other disposition to the reasonable expenses of retaking, holding, preparing for sale, selling, leasing and the like, to reasonable attorney's fees if this Agreement is referred to an attorney for enforcement, to all legal expenses, court costs, collection charges, travel and other expenses which may be incurred by TCI in attempting to collect the payment of any obligations to Client or to enforce this Agreement and realize upon the Collateral, or in the prosecution or defense of any action or proceeding related to the subject matter of this Agreement; and then to payment of any obligation to TCI, in such order as to principal or interest as TCI may desire; and the Client shall at all times be and remain liable and, after crediting the net proceeds of sale or other disposition as aforesaid, will pay TCI on demand any deficiency remaining, including interest thereon and the balance of any above-described expenses at any time unpaid, with any surplus to be paid to TCI; (d) TCI shall have the right to notify the U.S. Postal Service authorities to change the address for the delivery of mail addressed to Client to such address as TCI may designate and Client hereby grants to TCI an irrevocable Power of Attorney coupled with an interest to sign and execute all forms necessary for the change o f address, and Client hereby designates TCI as its agent to receive and open Client's mail; (e) It is agreed by and between the parties that the bankruptcy, insolvency or dissolution of any guarantor of this Agreement or the purported or attempted termination or repudiation of any guaranty of this Agreement, in whole or in part shall be deemed an incident of default with respect to this Agreement; (f) because the factoring fee percentage rates on the rate sheets are based on a minimum monthly volume of Accounts Client will be assigning to TCI for the term of this Agreement, Client agrees that during the term of this Agreement (and including any renewal or extension terms) Client will owe monthly factoring fees which are at least equal to an amount determined by multiplying the factoring fee percentage rates (for all discounts, interest and other factoring fees) set forth on attached rate sheets times the minimum monthly volume requirement of Client invoices as set forth on attached rate sheets, and such minimum amount of factoring fees (less factoring fees paid by Client) will accrue and accumulate during this Agreement and will be due and payable in full upon the demand of TCI or, if no demand is made, upon termination of this Agreement for any reason. The failure of TCI to collect such volume deficiency charge during any period shall not constitute a waiver by TCI of that right; (g) TCI may hold Client reserves in an amount equal to Client's default until that point in time that the default has been satisfied; (h) TCI may, at its option and without notice, adjust any rates, charges, or fees as set forth herein and in the rate sheet; (i) TCI, in its sole discretion, may elect to waive any default by Client under the Agreement or otherwise. If TCI elects to waive such default, it may, without notice to client, charge client a fee (the "Default Waiver Fee"). The Default Waiver Fee shall be the greater of one hundred twenty-five percent (125%) of any monetary damage or twenty-five dollars ($25.00). TCI may collect any Default Waiver Fee incurred by Client either directly from Client or as provided in paragraphs 1 and 2 of the Agreement. Default charges, at the election of TCI, may be calculated from the date of this Agreement and are cumulative; (j) In the event Client has a T-Chek fuel account and is in default hereunder, Client hereby authorizes TCI and T-Chek to transfer funds between the T-Chek fuel account and TCI; and (k) TCI could take the money from any of the Client’s deposit accounts without prior notice following the occurrence of a default (or even in the absence of default) under the factoring agreement.
10. Future Agreements. TCI and Client may enter into additional agreements including, but not limited to, third party buyout agreements, by which TCI may purchase other accounts receivable of Client. All indebtedness and obligations of Client to TCI under this Agreement and under all other agreements, present and future, constitute one general obligation secured by Collateral and security held and to be held by TCI hereunder and by virtue of all other agreements between TCI and Client, now and hereafter existing. It is distinctly understood and agreed that all of the rights granted to TCI and contained in this Agreement shall likewise, insofar as applicable, apply to any modification of or supplement to this Agreement and to any other agreements, present and future, between Client and TCI.
11. Modifications. TCI may, without notice to Client, grant extensions to, or adjust claims, or make compromises, compositions, or settlements with Debtors with respect to any Accounts, or any collateral or insurance applying thereon, without affecting the liability of Client hereunder.
12. Waiver. Client waives notice of nonpayment, protest and demand, or notice of protest and demand, of any Accounts, or any securities or instruments relating to any such Accounts. No waiver by TCI of any of its rights shall operate as a waiver of any other of its rights or any of its rights on a future occasion. All rights and remedies herein are cumulative and not alternative.

13. Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties, their legal representatives, and their permitted successors and assigns.
14. Place of Business; Transfer of Business.  (a) Client warrants and represents that its only places of business, including warehouse and storage, are as set forth below or otherwise previously notified to TCI in writing, and that TCI will be notified promptly in writing of any change of location or addition of any place of business or record keeping.  Client further warrants and represents that the only office where it maintains records concerning the Accounts herein referred to is its chief place of business set forth under its signature below. (b)Client covenants and promises that it will not transfer its business or any part of its business (i) to an employee, officer, director, shareholder, member, or other owner of Client, or to any relative of such person, or to any corporation or company owned in part or in whole by such person, without receiving full and fair consideration for the transfer and without providing prior written notice to TCI and obtaining the prior written consent of TCI to the transfer based on Client’s reasonable assurance that all Accounts owing to TCI will be paid following such transfer, or (ii) to any other transferee without receiving full and fair consideration for the transfer and without providing prior written notice to TCI and obtaining the prior written consent of TCI to the transfer based on Client’s reasonable assurance that all Accounts owing to TCI will be paid following such transfer.  ANY SUCH TRANSFER WITHOUT TCI’S PRIOR WRITTEN CONSENT SHALL BE A DEFAULT UNDER THIS AGREEMENT AND ALSO SHALL BE CONSIDERED A TRANSFER WITH ACTUAL INTENT TO HINDER, DELAY, OR DEFRAUD TCI IN COLLECTING THE ACCOUNTS.
15. Assignment. This Agreement may be assigned by TCI without notice to Client. However, this Agreement may not be assigned by Client  without the prior written consent of TCI.
16. Amendment. This Agreement contains the entire agreement of the parties hereto, and may be amended only by a writing signed by the Parties.
17. Construction, Jurisdiction and Process Agent. (a) This Agreement and all disputes between the parties hereto shall be governed by and construed in accordance with the laws of the State of Minnesota and the undersigned agrees to exclusive jurisdiction for all disputes in the state courts of Minnesota. This Agreement shall be deemed to have been entered into and executed in the State of Minnesota. The undersigned specifically waive any right to trial by jury in any court with respect to all claims, including any contractual, tortious or statutory claim, counterclaim or cross-claim against TCI arising out of or in connection with any Guaranty, this Agreement or related documents because the parties hereto believe that the costs and delays associated with a jury trial make a jury determination neither desirable nor appropriate; (b) Client agrees to notify TCI in writing of any change in address which differs from that appearing on this Agreement. Client hereby designates CT Corporation System, Inc., Minneapolis, MN as its agent to accept service of process in the State of Minnesota; (c) Client hereby authorizes TCI to send any notice at TCI ’s discretion, via certified or first class mail, e-mail, or fax to Client's address listed below.
18. Limited Power of Attorney. To facilitate TCI’s performance or observance of such covenants of Client, Client hereby irrevocable appoints and authorizes TCI, or TCI’s delegate, as its attorney-in-fact, with the right (but not the duty), to endorse on its behalf Client's name on checks, IRS Tax Form 8821, or other forms or remittance received where such endorsement may be required to effect collections and as to any forms of Collateral, such as, inter alia, letters of credit, deeds of trust, notes, deeds or any other such document where said Collateral must be considered by TCI for collection of Client's obligation hereunder. These powers shall permit TCI to deal generally in all respects, without restriction, in and with any of the property that constitutes either the Accounts secured hereunder, or the Collateral described herein. These powers shall permit TCI to give written notice to the U.S. Postal Service to effect such change or changes of address so that all mail addressed to Client shall be delivered to TCI. Nothing contained in this Agreement shall require TCI to initiate or become a party to any litigation. TCI may require adequate security from Client for TCI's attorney's fees and costs before becoming a party to any litigation with respect to Accounts or Collateral granted to or purchased by TCI. These powers of attorney shall be deemed to be coupled with an interest and shall not be revoked except with the prior written consent of TCI.
19. Termination. (a) This Agreement shall begin on the date first written above and continue in full force and effect for a period of Twenty-Four(24) months. This Agreement, along with the rate, volume commitment and other terms on rate sheets, shall automatically renew every Twenty-Four (24) months unless Client gives TCI written notice to the contrary at least Sixty (60) days prior to the expiration thereof. Upon TCI’s receipt of Client’s written termination of this Agreement, the relationship between TCI and Client, along with the purchase of additional Accounts, shall cease. All rights, obligations, and remedies of the Parties arising before termination and/or relating to Accounts purchased before termination (including without limitation rights to indemnification) will remain in full force and effect. In the event that either Party shall terminate this Agreement before the first funding transaction, Client will pay to TCI all fees related to the account initiation, including but not limited to a three hundred and ninety-five dollar ($395.00) setup fee; (b) All fees accumulated, any overages or shortages shall accrue to each and every renewal of this Agreement; (c) TCI may  terminate this Agreement for any reason whatsoever upon thirty (30) days prior written notice to Client or immediately at any time, with or without notice to Client, if the Client is in default under any provision of this Agreement. (d) In the event of a loan pre-payment by borrower, and not at the request of TCI, a fee of 1% of the line amount will be charged through the term of the contract.
20. Jury Trial Waiver. The Client hereby authorizes TCI through its attorneys at law to appear for Client in any Minnesota Court or the United States District Court for the District of Minnesota at Minneapolis, Minnesota, or any other Court of competent jurisdiction at any time, to waive Client’s right to jury trial.
21. Announcements. Client authorizes TCI to make appropriate announcements of the financial arrangement entered into by Client and TCI, in such publications and to such selected parties as TCI shall in its sole discretion deem appropriate.
22. Severability. If for any reason any portion of this Agreement or related documents is deemed or ruled to be invalid for any reason whatsoever, then in such event and at the sole discretion of TCI, all other portions of this Agreement and related documents shall continue in full force and effect.
23. Indemnification. Client agrees to indemnify, defend and hold TCI harmless from any and all claims, damages, actions, or judgments including attorney's fees, which TCI may have to pay and defend against with respect to any third party claims arising out of the transactions entered into pursuant to the terms and conditions of this Agreement.
24. Continuing Effect. The provisions of this Agreement shall apply to all present and future transactions whereby TCI advances monies to Client or whereby Client sells or assigns Accounts to TCI.
25. Headings. The headings contained in the Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

26. Incorporation by Reference. The Recitals and Exhibit A attached hereto are hereby incorporated by reference and made a part hereof.
27. Counterparts. This Agreement may be executed via facsimile in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF the Parties, through their authorized representative, have executed this Agreement on the date first shown above.

TCI BUSINESS CAPITAL, INC.	WINLAND ELECTRONICS, INC.
/s/ Brian Flynn	/s/ Glenn Kermes
Name: Brian Flynn	Name: Glenn Kermes
Title: Chief Risk Officer	Title: Chief Financial Officer

STATE OF  MINNESOTA )
                                                )SS
COUNTY OF BLUE EARTH)

The foregoing instrument was acknowledged before me this 21st day of December, 2010  by Glenn Kermes the Chief Financial Officer of WINLAND ELECTRONICS, INC. , a  Minnesota corporation, on behalf of the corporation.

Notary Public  /s/  Sonya Prange

Exhibit A